EXHIBIT 10.27

                      Shenandoah Telecommunications Company

                 Management Compensatory Plans and Arrangements

Components of Executive Compensation

      In accordance with the Marketplace Rules of the National Association of Securities Dealers, all components of compensation for the Company's chief executive officer and other executive officers are determined by the board of directors upon the recommendation of a majority of the Company's directors who meet the independence requirements prescribed by those rules.

      The Company's executive compensation program includes a base salary, annual cash bonuses and long-term incentive compensation in the form of stock option awards.

      Base Salary. Base salaries of the Company's executive officers are initially determined by evaluating the responsibilities of the position, the experience and knowledge of the executive, and the competitive marketplace for executive talent, including a comparison to base salaries for comparable positions at public companies considered to be in the Company's peer group. Base salaries for executive officers are reviewed annually by the independent directors based upon, among other things, individual performance and responsibilities. As of the end of 2004, salaries for the executive officers were as follows: Christopher E. French ($260,000), Earle A. MacKenzie ($200,000), David E. Ferguson ($150,000), William L. Pirtle ($152,000), Alan R.
Prusak ($165,000), David K. MacDonald ($150,000), Laurence F. Paxton ($140,000), Jeffery R. Pompeo ($150,000), Jonathan R. Spencer ($150,000), and Nancy A. Stadler ($147,500).

      Annual Cash Bonuses. The Company pays annual cash bonuses to the executive officers under a cash incentive plan. Under the cash incentive plan, each participant is assigned a "target bonus" expressed as a percentage of the participant's regular salary. For 2004, the target bonus for the chief executive officer of the Company was 30% of salary paid, the target bonus for the executive vice president of the Company was 25% of salary paid, and the target bonus for other executive officers was 20% of salary paid. The maximum cash bonus payable to any executive officer in any fiscal year could be up to 200% of the target bonus. Of the bonus amount payable to executive officers, 60% is based on the achievement of company-wide performance goals relating to net income and service measures (which included customer turnover or "churn," bad debt expense and service complaints) and 40% upon individual objectives established by management and, in the case of the chief executive officer and chief financial officer, the independent directors. Individual objectives for other executive officers included goals relating to Sarbanes-Oxley compliance; sales, revenue and customer growth; and deployment of new technologies and services.

      Based upon the achievement of the company-wide performance goals for 2004 and evaluation by the independent directors, bonuses for the executive officers for 2004 were as follows: Christopher E. French ($70,857), Earle A. MacKenzie ($45,903), David E. Ferguson ($29,733), William L. Pirtle ($29,995), Alan R. Prusak ($15,988), David K. MacDonald ($32,050), Laurence F. Paxton ($22,966), Jeffery R. Pompeo ($8,550),

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Jonathan R. Spencer ($14,677), and Nancy A. Stadler ($9,609). These bonuses were paid in 2005.

      Long-Term Incentive Compensation. Stock option awards under the Company's Stock Incentive Plan are based on a formula that takes into account each executive's annual cash compensation. In addition, the independent directors in 2004 recommended for approval special grants of stock options to four executive officers of 45,000 shares under the Stock Incentive Plan as part of their compensation packages awarded upon commencement of their employment with the Company. Options for the following number of shares of common stock were awarded to the executive officers in 2004: Christopher E. French (1,798 shares), Earle
A. MacKenzie (0 shares), David E. Ferguson (1,111 shares), William L. Pirtle (1,089 shares), Alan R. Prusak (10,000 shares), David K. MacDonald (1,067 shares), Laurence F. Paxton (974 shares), Jeffery R. Pompeo (15,000 shares), Jonathan R. Spencer (10,000 shares), and Nancy A. Stadler (10,000 shares).

Other Compensatory Plans

      The Company's executive officers participate in the Company's Retirement Plan, which is a noncontributory defined benefit pension plan that is qualified under Section 401 of the Internal Revenue Code, and the supplemental executive retirement plan, or SERP, which is an unfunded, nonqualified plan. The annual pension benefit under the plans, taken together, is largely determined by the years of service multiplied by a percentage of the participant's final earnings.

      The purpose of the SERP is to provide retirement benefits in addition to those provided under the Retirement Plan. Under the terms of the SERP, the normal form of benefits for executives who complete at least ten years of service is a monthly benefit for the life of the executive determined as follows: 50% for executives with 20 years or less of credited service, which is increased by 1% for each additional year of credited service up to a maximum of 70% with 40 years, times the executive's final annual earnings, less the accrued monthly benefit payable at age 65 to the executive under the Retirement Plan on that date, less the executive's estimated monthly Primary Social Security Benefit payable at age 65.

      The Company's executive officers also are eligible to participate in the Company's 401(k) and Flexible Benefits Plans, each of which is available to all regular Company employees.